Exhibit 3.1.29

CERTIFICATE OF FORMATION

OF

CITICASTERS LICENSES, INC.

Pursuant to the provisions of the Texas Business Organizations Code (the “TBOC”), and pursuant to the plan of conversion and certificate of conversion approved in accordance with the TBOC, this Certificate of Formation is filed with the Secretary of State of the State of Texas.

ARTICLE I

The name of the filing entity is Citicasters Licenses, Inc. (the “Corporation”).

ARTICLE II

The Corporation is a domestic for-profit corporation.

ARTICLE III

The Corporation is organized for the purpose of transacting any and all lawful business for which corporations may be organized under the laws of the State of Texas.

ARTICLE IV

The aggregate number of shares that the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.01 each.

ARTICLE V

The street address of the initial registered office of the Corporation is 701 Brazos Street, Suite 1050, Austin, Texas 78701, and the name of the Corporation’s initial registered agent at such address is Corporation Service Company.

ARTICLE VI

The number of directors constituting the initial Board is three (3), and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are duly elected and qualified are as follows:

NAME	ADDRESS
L. Lowry Mays	200 E. Basse Road
San Antonio, Texas 78209

Randall T. Mays	200 E. Basse Road
San Antonio, Texas 78209

Mark P. Mays	200 E. Basse Road
San Antonio, Texas 78209

ARTICLE VII

No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except for liability for any of the following:

(a)	a breach of the director’s duty of loyalty to the Corporation or its shareholders;

(b)	an act or omission not in good faith that constitutes a breach of the director’s duty to the Corporation;

(c)	an act or omission not in good faith that involves intentional misconduct or a knowing violation of the law;

(d)	a transaction from which the director received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the director’s duties; or

(e)	an act or omission for which the director’s liability is expressly provided by an applicable statute.

If the TBOC is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the TBOC, as so amended. Any repeal or modification of this Article VII shall be prospective only and shall not adversely affect any limitation on the personal liability of a director at the time of such repeal or modification.

ARTICLE VIII

The Corporation shall indemnify its directors and officers from and against any and all liabilities, costs and expenses incurred by them in such capacities as and to the fullest extent permitted under the TBOC, as presently in effect and as hereafter amended, and shall have the power to purchase and maintain liability insurance for those persons or make other arrangements on such person’s behalf as and to the fullest extent permitted by the TBOC, as presently in effect and as hereafter amended.

ARTICLE IX

The Corporation is formed under a plan of conversion. The following information relates to the converting entity:

Name:	Citicasters Licenses, LP
Address:	200 E. Basse Road, San Antonio, Texas 78209
Date of formation:	5/31/2001
Prior form of organization:	Limited Partnership
Jurisdiction of organization:	Nevada

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IN WITNESS WHEREOF, the undersigned has caused this Certificate of Formation to be duly executed on the 12th day of December 2008.

CITICASTERS LICENSES, LP

By:	CLEAR CHANNEL GP, LLC,
its general partner

	By:	/s/ Scott T. Bick
Scott T. Bick, Vice President/Corporate Tax

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